Exhibit 99.1

INOVIO Announces Strategic Reorganization,

Continues Efforts to Focus on Promising DNA Medicine Candidates

•	Cost-saving measures include 11% headcount reduction

•	Annual savings expected to be approximately $4.3 million

•	Data readouts expected in first quarter of 2023 for key programs including INO-3107 for RRP and VGX-3100 for cervical HSIL

PLYMOUTH MEETING, PA, January 31, 2023 — INOVIO (NASDAQ:INO), a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-associated diseases, cancer, and infectious diseases, today announced a strategic reorganization that is intended to deliver on commitments to operational efficiency and better position the company to bring the promise of DNA medicines to patients. The reorganization is expected to provide annual savings of approximately $4.3 million and includes an 11% reduction of full-time employees following the previously announced discontinuation of clinical development programs in late 2022. These and other strategic measures redirect resources needed to advance key programs, including INOVIO’s product candidate INO-3107 for the treatment for Recurrent Respiratory Papillomatosis (RRP).

“Today’s announcement is a reflection of measured efforts INOVIO has undertaken to assess the portfolio and prioritize those programs with the greatest benefit for patients and commercial potential,” said INOVIO’s President and Chief Executive Officer, Dr. Jacqueline Shea. “This decision followed thoughtful consideration and thorough diligence to better position the organization and ultimately realize the potential of DNA medicines. While this is a difficult decision, I want to both recognize and thank my colleagues who were impacted by today’s news for their contributions to INOVIO and their dedication to patients around the world.”

INOVIO expects to incur a one-time restructuring charge of approximately $1.1 million in the first quarter of 2023. More detailed financial guidance will be provided as part of INOVIO’s 2022 fourth quarter and year-end financial results announcement planned for March 2023.

INOVIO’s lead programs include its treatments for HPV-associated diseases, such as INO-3107 for RRP and VGX-3100 for cervical high-grade squamous intraepithelial lesions (HSIL). Data readouts for INOVIO’s Phase 3 REVEAL2 trial for VGX-3100 and the second cohort from the Phase 1/2 trial for INO-3107 are expected to be announced in the first quarter of 2023.

About INOVIO

INOVIO is a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-associated diseases, cancer, and infectious diseases. INOVIO’s DNA medicines in development are delivered using its investigational proprietary smart device, CELLECTRA®, to produce immune responses against targeted pathogens and cancers. For more information, visit www.inovio.com.

Contacts

Media:	Jennie Willson (267) 429-8567 jennie.willson@inovio.com
Investors:	Thomas Hong (267) 440-4298 thomas.hong@inovio.com

Forward-Looking Statements

This press release contains certain forward-looking statements relating to our business, our expectations regarding our DNA medicine research and development programs and the commercial potential of our product candidates, the availability and timing of data from clinical trials and expectations about the upfront costs and long-term cost savings associated with headcount reductions and related strategic measures. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials, product development programs and commercialization activities and outcomes, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA medicines, our ability to support our pipeline of DNA medicine product candidates, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and other filings we make from time to time with the Securities and Exchange Commission. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured, or commercialized, that the results of clinical trials will be supportive of regulatory approvals required to market products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.